Exhibit 4

TIB - THE INDEPENDENT BANKERSBANK

PROMISSORY NOTE

$300,000.00	April 8, 2011

FOR VALUE RECEIVED, the undersigned, DAVID BROOKS (“Maker”), promises to pay to the order of TIB—THE INDEPENDENT BANKERSBANK (“Payee”) the Principal sum of Three Hundred Thousand and No/100 Dollars ($300,000.00), or so much thereof as shall be advanced hereunder, on demand, at or before the maturity of this Note, with interest on the unpaid balance outstanding from time to time at the rate or rates specified below, both principal and interest payable as provided below in lawful money of the United States of America at the address of Payee set forth below or at such other place as from time to time may be designated by the holder of this Note.

I. Interest Rates and Payments

Prior to default or maturity, the unpaid principal of this Note from time to time outstanding shall bear interest at the rate (“Rate”) of interest per annum equal to the greater of (i) four and one-half percent (4.50%) (the “Floor”) or (ii) the rate reported in the Credit Markets section (or similar section) of The Wall Street Journal as the U.S. “Prime Rate”, as announced from time to time automatically fluctuating upward and downward with each announcement without notice to Maker or any other person (the “Index”), provided that in no event shall the Rate exceed the maximum interest rate permitted under applicable law (“Maximum Rate”). If hereafter the Index shall change, the rate of interest on the unpaid balance of principal of this Note prior to maturity shall be increased or decreased, as the case may be, from time to time as of the effective date of each change in the Index (but in no event less than the Floor). If applicable law provides for a ceiling, that ceiling shall be the indicated rate ceiling. All interest accruing under this Note shall be calculated on the basis of a 360-day year applied to the actual number of days elapsed.

Payments of principal in the amount of $37,500.00 (which is an amount necessary to amortize the stated principal hereof over a 48-month period [“Amortization Period”]), plus accrued and unpaid interest, shall be due and payable commencing on June 30, 2011 and continuing on each December 31 and June 30 thereafter until and including December 31, 2014, on which date all accrued and unpaid interest, principal (which may be a balloon payment), and other charges under this Note shall be fully due and payable. Any payment received later than ten (10) days from the due date thereof must be accompanied by a late fee payment in the amount of five percent (5%) of the amount of such monthly payment.

All principal and interest which is matured or otherwise past due under this Note shall bear interest at the Maximum Rate, or, if no such rate is designated under applicable law, at the rate of eighteen percent (18%) per annum.

Maker shall have the right to prepay, without penalty, at any time and from time to time prior to maturity, all or any part of the unpaid principal balance of this Note and all or any part of the unpaid interest accrued to the date of such prepayment, provided that any such principal thus paid is accompanied by accrued interest on such principal. Any partial prepayments of principal shall be applied to installments thereof in the inverse order of maturity.

II. Security

This Note is secured by, inter alia, a Pledge Agreement (the “Pledge Agreement”) of even date herewith from Maker to Payee, to which Pledge Agreement reference is made for a description of the property covered thereby and the nature and extent of the rights and powers of the holder of this Note in respect of such property.

III. Right to Accelerate Upon Default

The holder of this Note shall have the option of declaring the principal balance hereof and the interest accrued hereon to be immediately due and payable upon the failure of Maker to pay any installment of the principal of or interest on this Note when due and such failure shall continue for a period of five (5) days after notice from Payee to Maker, or upon the occurrence of a default specified in the Pledge Agreement or in any other document securing or evidencing the obligations established by this Note (this Note, the Pledge Agreement, and any such other documents are called the “Loan Documents” below), and the continuance of such default for a relevant grace or notice period provided therein.

IV. Waiver of Conditions and Defenses to Liability

Maker and any other party who is or becomes liable to pay all or any part of this Note, or who grants any lien or security interest to secure all or any part of this Note (each called an “other liable party” below), including but not limited to any drawer, acceptor, endorser, guarantor, surety or accommodation party, severally waive presentment for payment, demand, notice of demand and of dishonor and nonpayment of this Note, notice of intention to accelerate the maturity of this Note, protest and notice of protest, diligence in collecting, and the bringing of suit against any other party.

Further, Maker and any other liable party severally waive any notice of or defense based upon any agreement or consent of the holder of this Note made or given from time to time, before or after maturity, to any of the following: the acceleration, renewal or extension of this Note; a change in the time or manner of payments required by this Note; a change in the rates of interest specified in this Note; acceptance or surrender of security; a substitution of security or subordination, amendment or release of security; an addition or release of any other liable party; changes of any sort whatever in the terms of payment of this Note or in the manner of doing business with Maker; and any settlement or compromise with Maker or any other liable party on such terms as the holder of this Note may deem appropriate in its sole and absolute discretion.

The holder of this Note may apply all moneys received from Maker or others, or from any security (whether held under a security instrument or not), in such manner upon the indebtedness evidenced or secured by any Loan Documents (whether then due or not) as such holder may determine to be in its best interest, without in any way being required to marshal assets or to apply all or any part of such moneys upon any particular part of such indebtedness. The holder of this Note is not required to retain, hold, protect, exercise due care with respect to, perfect security interests in or otherwise assure or safeguard any security for this Note, and no failure by the holder of this Note to do any of the foregoing and no exercise or failure to exercise by such holder of any other right or remedy shall in any way affect any of Maker’s or any other liable party’s obligations hereunder or under other Loan Documents or affect any security or give Maker or any other liable party any recourse against the holder of this Note.

V. Usury Savings Provision

It is the intent of Maker and Payee in the execution of this Note and all other Loan Documents to contract in strict compliance with applicable usury law. In furtherance thereof, Maker and Payee stipulate and agree that none of the terms and provisions contained in this Note, or in any other instrument executed in connection herewith, shall ever be construed to create a contract to pay for the use, forbearance or detention of money, interest at a rate in excess of the Maximum Rate. Neither Maker nor any guarantors, endorsers or other parties now or hereafter becoming liable for payment of this Note shall ever be obligated or required to pay interest on this Note at a rate in excess of the Maximum Rate, and the provisions of this paragraph shall control over all other provisions of this Note and any other Loan Documents now or hereafter executed which may be in apparent conflict herewith. Payee expressly disavows any intention to charge or collect excessive unearned interest or finance charges in the event the maturity of this Note is accelerated. If the maturity of this Note shall be accelerated for any reason or if the principal of this Note is paid prior to the end of the term of this Note, and as a result thereof the interest received for the actual period of existence of the loan evidenced by this Note exceeds the applicable maximum lawful rate, the holder of this Note shall credit the amount of such excess against the principal balance of this Note then outstanding and thereby shall render inapplicable any and all penalties of any kind provided by applicable law as a result of such excess interest; provided, however, that if the principal hereof has been paid in full, such excess shall be refunded to Maker. If the holder of this Note shall receive money (or anything else) which is determined to constitute interest and which would increase the effective interest rate on this Note or the other indebtedness secured by the Loan Documents to a rate in excess of that permitted by applicable law, the amount determined to constitute interest in excess of the lawful rate shall be credited against the principal balance of this Note then outstanding or, if the principal balance has been paid in full, refunded to Maker, in which event any and all penalties of any kind under applicable law as a result of such excess interest shall be inapplicable. If the holder of this Note shall not actually receive, but shall contract for, request or demand, a payment of money (or anything else) which is determined to constitute interest and which would increase the effective interest rate contracted for or charged on this Note or the other indebtedness evidenced or secured by the Loan Documents to a rate in excess of that permitted by applicable law, the holder of this Note shall be entitled, following such determination, to waive or rescind the contractual claim, request or demand for the amount determined to constitute interest in excess of the lawful rate, in which event any and all penalties of any kind under applicable law as a result of such excess interest shall be inapplicable. By execution of this Note Maker acknowledges that Maker believes the loan evidenced by this Note to be non-usurious and agrees that if, at any time, Maker should have reason to believe that such loan is in fact usurious, Maker will give the holder of this Note notice of such condition and Maker agrees that the holder shall have sixty (60) days in which to make appropriate refund or other adjustment in order to correct such condition if in fact such exists. Additionally, if, from any circumstance whatsoever, fulfillment of any provision hereof or any other Loan Documents shall, at the time fulfillment of such provision be due, involve transcending the Maximum Rate then, ipso facto, the obligation to be fulfilled shall be reduced to the Maximum Rate. The term “applicable law” as used in this Note shall mean the laws of the State of Texas or the laws of the United States, whichever laws allow the greater rate of interest, as such laws now exist or may be changed or amended or come into effect in the future.

VI. Miscellaneous

Should the indebtedness represented by this Note or any part thereof be collected at law or in equity or through any bankruptcy, receivership, probate or other court proceedings or if this Note is placed in the hands of attorneys for collection after default, Maker and all endorsers, guarantors and sureties of this Note jointly and severally agree to pay to the holder of this Note in addition to the principal and interest due and payable hereon all the costs and expenses of the holder in enforcing this Note including, without limitation, reasonable attorneys’ fees and legal expenses.

This Note and the rights, duties and liabilities of the parties hereunder or arising from or relating in any way to the indebtedness evidenced by this Note or the transaction of which such indebtedness is a part shall be governed by and construed in accordance with the law of the State of Texas and the law of the United States applicable to transactions within such State.

No amendment of this Note shall be binding unless expressed in a writing executed by Maker and the holder of this Note.

Maker certifies, represents, and warrants to Payee that the proceeds hereof are to be used for a commercial purpose and not for personal, family, household, or agricultural purposes.

THE PARTIES HERETO VOLUNTARILY AND KNOWINGLY WAIVE ANY AND ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER PARTY ON ANY MATTER WHATSOEVER ARISING OUT OF, IN CONNECTION WITH, OR RELATED TO ANY OF THE LOAN DOCUMENTS.

MAKER IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY TEXAS OR FEDERAL COURT SITTING IN DALLAS COUNTY, TEXAS OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, AND MAKER HEREBY AGREES AND CONSENTS THAT, IN ADDITION TO ANY METHODS OF SERVICE OF PROCESS PROVIDED FOR UNDER APPLICABLE LAW, ALL SERVICE OF PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY TEXAS OR FEDERAL COURT SITTING IN DALLAS COUNTY, TEXAS (OR SUCH OTHER COUNTY IN TEXAS) MAY BE MADE BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO MAKER AT THE ADDRESS INDICATED BELOW, AND SERVICE SO MADE SHALL BE COMPLETE FIVE DAYS AFTER THE SAME SHALL HAVE BEEN SO MAILED.

MAKER:
Maker’s Address:
[Address Removed]	/s/ David Brooks
David Brooks

Payee’s Address:

TIB-THE INDEPENDENT BANKERSBANK

P.O. Box 560528

Dallas, TX 75356-0528